                                      PruSelect III Life Insurance Contract
                                             Prospectus Filing May 2004

   Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were dedcuted the from annual investment returns of the sub-accounts

   Gross Investment Rate                                            6.00%
   less       Arithmetic Average of
              Total Contractual Porfolio Expenses         -         0.91%
   less       Guaranteed
              Mortality and Expense Fee                   -         0.50%
                                                                ---------
   Fund Crediting Rate                                    =         4.59%

                                                                    PruSelect III Life Insurance Contract
                                                                           Prospectus Filing May 2004
   Male     Preferred      NonSmoker
Age:              45                                              Level Death Benefit
Face:             600,000                                         CVAT
TTR:                      -                                       Maximum Charges
                                                                  Assume Annual Payment of $32,838 for 7 years
                                                                  Hypothetical Annual Return of 6% Gross, 4.59%  net
Policy --- Year 5
                               (0a)           (0b)           (1)           (2)            (3)           (3a)         (4)        (5)          (6)            (7)            (8)              (9)              (10)           (11)           (12)            (13)              (14)
                                BOP           BOP                                         Per                        Per       Montly                      Total                           Total              EOP                          EOP              EOP              EOP
                             Contract        Accum         Premium      Per Policy      Premium       Invested      $1,000      Cost       Monthly       Contract       Surrender           Cash             Basic        Corridor       Corridor          Death            Accum
   Month         YEAR          Fund          Prems          Paid          Loads          Loads         Premium       Load      Of Ins      Interest        Fund           Charge         Surr Value           DB           Factor           DB           Benefits         Prems Paid
                                                                                                                                                                                                                                                                                       check
          1              5       102,832        145,023        32,838             10          7,389        25,439         30        185            480       128,536                -          128,536           600,000        2.67          343,192         600,000          178,443        0.00
          2              5       128,536        178,443             -             10              -           (10)        30        185            481       128,792                -          128,792           600,000        2.67          343,875         600,000          179,028        0.00
          3              5       128,792        179,028             -             10              -           (10)        30        185            482       129,049                -          129,049           600,000        2.67          344,562         600,000          179,614        0.00
          4              5       129,049        179,614             -             10              -           (10)        30        184            483       129,308                -          129,308           600,000        2.67          345,251         600,000          180,202        0.00
          5              5       129,308        180,202             -             10              -           (10)        30        184            484       129,567                -          129,567           600,000        2.67          345,943         600,000          180,792        0.00
          6              5       129,567        180,792             -             10              -           (10)        30        184            485       129,827                -          129,827           600,000        2.67          346,639         600,000          181,384        0.00
          7              5       129,827        181,384             -             10              -           (10)        30        184            486       130,089                -          130,089           600,000        2.67          347,337         600,000          181,977        0.00
          8              5       130,089        181,977             -             10              -           (10)        30        184            487       130,351                -          130,351           600,000        2.67          348,037         600,000          182,573        0.00
          9              5       130,351        182,573             -             10              -           (10)        30        184            488       130,615                -          130,615           600,000        2.67          348,741         600,000          183,171        0.00
         10              5       130,615        183,171             -             10              -           (10)        30        184            489       130,879                -          130,879           600,000        2.67          349,448         600,000          183,770        0.00
         11              5       130,879        183,770             -             10              -           (10)        30        184            490       131,145                -          131,145           600,000        2.67          350,158         600,000          184,372        0.00
         12              5       131,145        184,372             -             10              -           (10)        30        184            491       131,412                -          131,412           600,000        2.67          350,870         600,000          184,976        0.00

( 0a)       BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)       BOP Accum Prems = accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)        Premium paid  = $32,838

(2)        Per Policy load = $10 per month.

(3)        Sales and Admin Load = 22.5% of premium paid

(4)        Per $1,000 load  -   $0.05 per month per 1,000 of insurance amount

(5)        Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)        Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.59% is the crediting interest rate.

(7)        Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)        Surrender Charges - there are no surrender charges on this product

(9)        Total Cash Surr Value  =  Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)        EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)        Corridor factor  - cash value accumulation corridor factor for Male age 45 NonSmoker CVAT

(12)        EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)        EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)        EOP Accum Prems Paid - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5